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Kearstin Patterson

Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Addresses FDA

Communication on Regranex Safety Review

Franklin, Tenn. – March 27, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today addressed a communication the U.S. Food and Drug Administration (“FDA”) released on its website this afternoon regarding the agency’s ongoing safety review of Regranex®, a Johnson & Johnson product. Regranex is composed of recombinant human Platelet-Derived Growth Factor (rhPDGF-BB) (becaplermin) in a non-sterile ointment, which has been approved since 1997 for the chronic treatment of non-healing diabetic foot ulcers. The FDA communication specifically addresses Regranex use and does not address other rhPDGF-BB containing products. BioMimetic has not received any communications from the FDA related to today’s web posting regarding Regranex.

The FDA communication provided information regarding a study that was performed to investigate the possibility of an increased risk of cancer in patients with diabetes who applied the product Regranex (a topical medicine) daily, directly to their dermal ulcers for up to 140 consecutive days. According to the communication, “posting this information does not mean that FDA has concluded a causal relationship between the drug product and the emerging safety issue. Nor does it mean that FDA is advising healthcare professionals to discontinue prescribing this product.”

In the study referenced in the FDA communication and highlighted below, there appeared to be inconsistent data. One analysis indicated no elevation in risk of cancer while another analysis suggested that among those who were prescribed Regranex three or more times, there was an increase in the number of patients who died as a result of cancer.

BioMimetic has obtained a copy of a published abstract that provides data that is discussed in the FDA communication. The abstract titled “A Cohort Study of the Risk of Cancer in Regranex (Becaplermin) Users and Matched Comparators” can be found in the journal Pharmacoepidemiology and Drug Safety, 2007, Volume 16, Issue S2, pages S167-168. A full copy of the abstract can be purchased at the publisher’s website, (http://www3.interscience.wiley.com/journal/114293165/issue). The study results reported in the abstract were obtained from data contained within the Ingenix Research Data Mart, a health insurance claims database. The reported results stated that there were 47 (2.9%) confirmed cancers among 1,622 becaplermin initiators and 86 (3.1%) confirmed cancers among 2,809 comparators (non-becaplermin treated). The abstract further indicated that there was no elevation in risk of cancer for subjects with one becaplermin dispensing compared to those with none or for subjects with three or more becaplermin dispensings compared to those with none.

In a separate mortality analysis based on 16 cancer deaths, the authors stated that there was an elevated risk for the four deaths among subjects with three or more becaplermin dispensings compared to those with none. The authors concluded, however, that the incidence of increased mortality “is based on a small number of cases and may reflect chance or residual confounding in the mortality models, which had too few deaths to address the confounders in the incidence.” Moreover, a conclusion provided in the abstract stated that “this study suggests no relationship between becaplermin exposure and cancer incidence.”

Based on these published study results, which BioMimetic has reviewed but did not take part in, BioMimetic does not believe that an increased risk for cancer or cancer deaths has been demonstrated for the chronic administration of becaplermin up to multiple months, much less for a single application of becaplermin as is done with the product candidates from BioMimetic Therapeutics.

BioMimetic obtained one FDA approved product, GEM 21S®, and has two product candidates in clinical development, GEM OS1 and GEM OS2. The product and product candidates contain the same drug product (becaplermin) as Regranex. For GEM 21S, over 50,000 units have been sold with no reported serious adverse events associated with the product. The use of GEM 21S for approved periodontal applications, and the ongoing clinical studies with GEM OS1 and GEM OS2 for orthopedic applications, use a single application of the product at the time of surgery, rather than multiple daily applications for up to 140 days, as is currently approved for Regranex.

As stated above, BioMimetic has not received any communications from the FDA related to today’s web posting regarding Regranex. The Company will provide updates as new information becomes available.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s product and lead product candidates all combine recombinant human platelet derived growth factors (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.

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